Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Constellation Brands, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-160396 and 333-179266) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. (the Company) of our reports dated April 30, 2012, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 29, 2012 and February 28, 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 29, 2012, and the effectiveness of internal control over financial reporting as of February 29, 2012, which reports appear in the February 29, 2012 annual report on Form 10-K of Constellation Brands, Inc.

/s/ KPMG LLP

Rochester, New York

April 30, 2012